JOHN HANCOCK SERIES TRUST
John Hancock 500 Index Fund


Abolition of John Hancock 500 Index Fund and
Amendment of Section 5.11


Abolition of John Hancock 500 Index Fund

The undersigned, being a majority of the Trustees of John Hancock Series Trust, a Massachusetts business Trust (the "Trust"), acting pursuant to Section 8.3 of the Amended and Restated Declaration of Trust dated December 12, 2000, as amended from time to time (the "Declaration of Trust"), do hereby abolish the John Hancock 500 Index Fund ("the Fund") and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock 500 Index Fund as set forth in the Declaration of Trust and in the Trust's Registration Statement on Form N-1A. The abolition of the Fund is effective as of June 16, 2004.

Amendment of Section 5.11

The undersigned, being a majority of the Trustees of John Hancock Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 8.3 of the Amended and Restated Declaration of Trust dated December 12, 2000, as amended from time to time, do hereby amend Section 5.11, effective June 16, 2004, as follows:

1. Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Focused Equity Fund, John Hancock Multi Cap Growth Fund, and John Hancock Real Estate Fund, each of which consists of Class A Shares, Class B Shares, and Class C Shares; John Hancock Mid Cap Equity Fund, John Hancock Small Cap Growth Fund, and John Hancock Technology Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the "Existing Series").



IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 15th day of June, 2004.



/s/James F. Carlin____
James F. Carlin

/s/Steven R. Pruchansky___
Steven R. Pruchansky

/s/William H. Cunningham___
William H. Cunningham

/s/James A. Shepherdson___
James A. Shepherdson
/s/Ronald R. Dion___
Ronald R. Dion

/s/Norman H. Smith___
Norman H. Smith
/s/Charles L. Ladner___
Charles L. Ladner

/s/John P. Toolan___
John P. Toolan

The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

S:\Corporate Secretary\DECTRUST\AMENDMTS\SERIES\Abolish 500 Index .doc